UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 6, 2013 (February 28, 2013)

Zep Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-33633	26-0783366
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1310 Seaboard Industrial Boulevard, Atlanta, Georgia	30318-2825
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 352-1680

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2013, Acuity Specialty Products, Inc., a Georgia corporation and a wholly-owned subsidiary of Zep Inc. (“Acuity”), as lender, entered into an amended and restated loan and security agreement (the “Amended Loan Agreement”), with Adco Products, LLC, a Georgia limited liability company (“Adco”), as borrower.

Adco and Acuity were parties to a bridge loan and security agreement (the “Original Loan Agreement”), dated as of December 19, 2011, pursuant to which Acuity made a bridge term loan to Adco in the aggregate principal amount of $12.5 million (the “Original Loan”). Acuity entered into the Original Loan Agreement, as well as a master service agreement and a technology sharing agreement pursuant to which Adco will provide us with product-development services and access to new-product technology, respectively. Adco and Acuity entered into the Amended Loan Agreement to, among other things, (i) convert the term of the  Original Loan from  one to five years and (ii) reduce the outstanding principal amount of the Original Loan by $2.5 million to $10.0 million in exchange for the issuance to Acuity of warrants in both Adco and Equinox Chemicals, LLC, a Georgia limited liability company (“Equinox”).

In addition, the Amended Loan Agreement amends the Original Loan Agreement by changing the per annum interest rate  from a rate equal to 300 basis points plus the average interest rate for the preceding fiscal quarter on Acuity’s existing senior credit facility dated as of July 15, 2010, with JPMorgan Chase Bank, N.A., as the administrative agent, or any replacement or substitute credit facility (the “Lender Financing Facility”), to a rate equal to the lesser of (a) 325 basis points plus the average interest rate payable for the preceding fiscal quarter on the Lender Financing Facility and (b) 1000 basis points plus the average prime rate. The interest rate changes upon an assignment of the Amended Loan Agreement by Acuity.

Adco is required to make certain payments of principal on each June 30 and December 31 through the term of the Amended Loan Agreement. Under certain circumstances, Adco is also required to prepay certain secured obligations with net proceeds from sales of assets. Moreover, Adco is required to meet two financial covenants relating to (i) its earnings before interest and taxes and (ii) its capital expenditures.

The warrants issued to Acuity entitle Acuity to purchase equity interests in Equinox and Adco equal to up to 19% of the then economic, beneficial and other equity interests in each company on a fully diluted basis and subject to certain adjustments. The warrants are exercisable at any time after the earlier of (i) January 31, 2014 or (ii) an event of default occurring under the terms of the Amended Loan Agreement. The warrants provide Acuity with certain approval rights, including over business combinations and material dispositions involving Adco and Equinox.

The Amended Loan Agreement contains customary covenants and default provisions for a term loan facility, including, but not limited to, limitations on liens, investments, dispositions and the incurrence of debt, covenants to preserve limited liability company existence and comply with laws and covenants regarding maintenance of insurance. The default provisions under the Amended Loan Agreement include, among other things, defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Amended Loan Agreement could result in the term loan facility becoming immediately due and payable and imposition of a default rate, which is 200 basis point above the interest rate described above.

The obligations of Adco to Acuity continue to be secured by a lien on all of Adco’s assets and the sole member of Adco reaffirmed his guarantee of the obligations of Adco under the Amended Loan Agreement and his obligations under the guaranty continue to be secured by a pledge of all of the equity interests of Adco and Equinox.

The foregoing description of the Amended Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Amended and Restated Loan and Security Agreement, dated as of February 28, 2013, by and between Adco Products, LLC, as borrower, and Acuity Specialty Products, Inc., as lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zep Inc.
(Registrant)

Date: March 6, 2013	/s/ Mark R. Bachmann
Mark R. Bachmann
Executive Vice President and Chief Financial Officer

EXHIBIT LIST

10.1	Amended and Restated Loan and Security Agreement, dated as of February 28, 2013, by and between Adco Products, LLC, as borrower, and Acuity Specialty Products, Inc., as lender